Exhibit 99.1

News Release

Cenveo Executes Term Loan Financing and Amends Credit Agreement

Allows for full repurchase of 2013 Notes

STAMFORD, CT – (June 5, 2012) – Cenveo, Inc. (NYSE: CVO, “Cenveo”) announced today that its wholly-owned subsidiary, Cenveo Corporation, has executed an agreement that provides for $65 million aggregate principal amount of an additional Term Loan (the “Loan”) under its senior secured credit agreement (the “Credit Agreement”). The Loan is identical to the existing term loan under the Credit Agreement and is expected to close this week.

Simultaneously, Cenveo Corporation executed an amendment (the “Amendment”) to the Credit Agreement, which also is expected to close this week, to allow the company to repurchase up to $135 million of its senior subordinated notes due December 2013 (the “Subordinated Notes”), subject to maintaining certain liquidity thresholds and other customary conditions. The Amendment also delays a step down in the maximum first lien leverage ratio covenant to 2.25x from 2.50x until the first quarter of 2013. Proceeds from the Loan will initially be used to repay outstanding revolving credit borrowings and to pay fees and expenses, which will free up capacity under the revolving credit facility to refinance the Subordinated Notes. This Amendment plus previous amendments to the Credit Agreement will allow for all of the Subordinated Notes to be refinanced.

Robert G. Burton, Sr., Chairman and Chief Executive Officer stated:
“We are pleased with this financing amid strong demand and despite recent volatility in the capital markets. The completion of this financing and amendment along with our anticipated cash flow will allow us to take out all of our remaining 2013 senior subordinated notes and eliminate significant maturities until 2016. We would like to thank our lenders for their confidence in us, and we can now get back to spending 100% of our efforts focusing on our operations and delivering value for all our stakeholders.”

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Cenveo (NYSE: CVO), headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of custom labels, specialty packaging, envelopes, commercial print, content management and publisher solutions. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With approximately 8,400 employees worldwide, we pride ourselves on delivering quality solutions and service every day for our more than 100,000 customers. For more information please visit us at www.cenveo.com.
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Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. In view of such uncertainties, investors should not place undue reliance on our forward-looking statements. Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from management’s expectations include, without limitation: (i) the recent United States and global economic conditions, which have adversely affected us and could continue to do so; (ii) our substantial level of indebtedness, which could impair our financial condition and prevent us from fulfilling our business obligations; (iii) our ability to service or refinance our debt; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings that are available to us could further exacerbate our risk exposure from debt; (vi) our ability to successfully integrate acquired businesses into our business; (vii) a decline of our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of our assets, including goodwill, other long-lived assets and deferred tax assets; (viii) intense competition and fragmentation in our industry; (ix) the general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (x) factors affecting the United States postal services impacting demand for our products; (xi) the availability of the internet and other electronic media may adversely affect our business; (xii) increases in paper costs and decreases in the availability of raw materials; (xiii) our labor relations; (xiv) our compliance with environmental laws; (xv) our dependence on key management personnel; (xvi) our dependence upon information technology systems; (xvii) our international operations and the risks associated with operating outside of the United States, and (xviii) the absence of assurances that events will not occur that would interfere with the consummation of the transactions above or the availability of cash to consummate the refinancing of outstanding indebtedness. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.